UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of1934

                       Date of Report: September 20, 1996

                        COMMISSION FILE NUMBER: 0-19064

                                 NEMDACO, INC.
              ----------------------------------------------------
              Exact name of Registrant as specified in its charter


          Colorado                                      84-1027731
          --------                                      ----------
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                       Identification No.)


    9 Buckskin Road, Bell Canyon, California               91307
    (Address of principal executive offices)            (Zip Code)

      Registrant's telephone number, including area code:  (818) 884-4770

              Former name, former address and former fiscal year,
                         if changed since last report:

          1801 Avenue of the Stars, 6th. Floor, Los Angeles, CA 90067

ITEM 1:  NOTICE REGARDING CHANGE IN MANAGEMENT.

     The Corporation advises that William Daniel Dane age 61, has replaced Gary Larkin as president and CEO of the Company effective December 2, 1996. Mr. Dane age 61 is a Graduate of the Royal Military Academy, Sandhurst and Dover College. He is the Founder Director of Kestrel International, a Company providing financial services to British and other expatriates throughout the world. He has an extensive background in the Worldwide Insurance and Finance Industries. Mr. Dane was a Founder Director of Pegesus Financial Holdings which was comprised of Pegesus Assurance and Pegesus Financial Management . Pegesus was recently sold to Scottish Mutual Assurance, which in turn is owned by Abbey National Building Society.
From 1982 to 1986 he was Deputy Chairman of Tyndall Life, U.K.
From 1971 to 1977 he was Founder Director and Marketing Director of Hambro Life (now Allied Dunbar Assurance, plc). From 1964 to 1971 Mr. Dane was Agency Director of Abbey Life, Vice President of Abbey International Inc., and was involved in the acquisition and setting up of Abbey companies in Canada and Holland.

     Mr. Dane has been a platform Speaker for the Life Insurance Association, the Financial times and other Associations. He is an Underwriting Member of Lloyds of London, a Fellow of The Charted institute of Marketing and a Fellow of The Charted Institute of Directors.

ITEM 2:  DIVIDEND DECLARATION:

     The Company advises that the Board of Directors has declared a Dividend of one (1) share of the Company's wholly owned Subsidiary Nemdaco Retail Sales, a Nevada Corporation, for each four (4) shares of the Company's common stock owned on the record date, to all Nemdaco shareholders of record on December 16, 1996, the record date.




                                SIGNATURES
In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

                                           NEMDACO, INC.
                                           (Registrant)


                                           /S/ Jeff Bender
                                           By: Jeff Bender
                                           Chairman of the Board of Directors
Date: December 3, 1996